Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Finlay Enterprises, Inc. on Form S-8 for the registration of 1,275,000 shares of common stock under the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan, as amended and 2007 Long Term Incentive Plan of our reports dated April 14, 2008 with respect to the financial statements and financial statement schedule and internal control over financial reporting of Finlay Enterprises, Inc., included in the Annual Report on Form 10-K of Finlay Enterprises, Inc. for the fiscal year ended February 2, 2008.

/s/ Eisner LLP

New York, New York
May 5, 2008